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                                                                       EXHIBIT A



                            CAPITAL PROPERTIES, INC.
                                 100 DEXTER ROAD
                       EAST PROVIDENCE, RHODE ISLAND 02914
                              PHONE: (401) 435-7171
                               FAX: (401) 435-7179

                                  PRESS RELEASE

                                DECEMBER 2, 1999


                         SUPREME COURT AFFIRMS JUDGMENT
                      IN FAVOR OF CAPITAL PROPERTIES, INC.

                              FOR IMMEDIATE RELEASE


East Providence, Rhode Island: Today, Capital Properties, Inc. (AMEX: CPI) announced that the Rhode Island Supreme Court affirmed the judgment of the Superior Court ordering the State of Rhode Island to pay the condemnation award owed to CPI and also struck down as illegal the higher tax assessments, the back taxes and the interest thereon imposed by the City of Providence following the condemnation award in 1997 based on property values determined in the condemnation proceeding. The Supreme Court also affirmed the judgment of the Superior Court that CPI was the lawful owner of Parcel 9 and that the City of Providence was without authority to condemn Parcel 9.

The Supreme Court ordered the State to pay to CPI by December 22, 1999, 50% of the condemnation award which together with interest amounts to approximately $6,700,000. With respect to the other half of the condemnation award, during oral argument before the Supreme Court, CPI's counsel, at the Company's direction, offered to let the State retain that half of the judgment and the interest thereon until CPI's claims with respect thereto can be litigated. Pursuant to a 1987 Agreement with the State of Rhode Island, CPI agreed to remit 50% of any condemnation judgment received by it to the State in consideration of the conveyance to CPI of Parcel 9. CPI believes that the State may have breached the 1987 Agreement. Further, CPI contends that interest is not subject to the 50% rebate requirement and disputes the adequacy of the interest. The Company fully anticipates litigating these issues with the State of Rhode Island.

Ronald P. Chrzanowski, President of CPI, stated "We are absolutely delighted by the decision. It confirms what we have been saying for years, that the Company is entitled to receive from the State the condemnation award, together with interest, and that the City's attempts to assess these taxes and to condemn Parcel 9 were arbitrary, capricious and illegal. The City's actions have constituted an almost insurmountable barrier to development in Capital Center and we are hopeful that with the final removal of this barrier development can proceed."

CONTACT:

Barbara J. Dreyer
Treasurer
(401) 435-7171
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